UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): February 27, 2006
BACK YARD BURGERS, INC.
(Exact Name of Registrant as Specified in Its Charter)
DELAWARE
(State or Other Jurisdiction of Incorporation)

1-12104	64-0737163
(Commission File Number)	(IRS Employer Identification No.)

1657 N. Shelby Oaks Drive, Suite 105 Memphis, Tennessee	38134-7401
(Address of Principal Executive Offices)	(Zip Code)
901-367-0888
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     In connection with the matters described in Item 5.02 below and incorporated by reference into this Item 1.01, on February 27, 2006, Back Yard Burgers, Inc. (the “Company”) and Michael W. Myers entered into a Separation Agreement and General Release (the “Separation Agreement”). Pursuant to the Separation Agreement, Mr. Myers resigned from the Company effective February 27, 2006. The Company agreed to pay Mr. Myers the aggregate sum of $90,000, of which $10,000 is payable on March 7, 2006 and the remaining $80,000 is payable in six monthly installments beginning March 7, 2006. The Separation Agreement provides for a general release by Mr. Myers of any claims against the Company and its affiliates. Mr. Myers is also subject to certain non-competition and non-solicitation requirements under the Separation Agreement. The Separation Agreement is attached hereto as Exhibit 10.1.
Item 1.02 Termination of a Material Definitive Agreement
     In the Separation Agreement, the Company and Mr. Myers terminated the Amended and Restated Severance Agreement that had been entered into by them on October 11, 2004 (the “Severance Agreement”). A form of the Severance Agreement was previously filed by the Company on November 16, 2004 as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended October 2, 2004.
Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
     In connection with the matters described in Item 5.02 below, Joseph L. Weiss resigned as a member of the Audit Committee of the Board of Directors of the Company effective February 27, 2006. The Board of Directors has determined that, as a result of such resignation, the Company is not in compliance with the provisions of Nasdaq Rule 4350(d)(2)(A), which requires that the Company have and continue to have an audit committee comprised of at least three members. With Mr. Weiss’ resignation, the Company will have two members of the Audit Committee and one vacancy on the committee. The Company notified Nasdaq on February 27, 2006 that it was aware of the foregoing noncompliance with the continuing listing standards of the Nasdaq rules.
     Nasdaq Rule 4350(d)(4)(B) provides, in relevant part, that if the Company fails to comply with the audit committee composition requirement of Rule 4350(d)(2)(A) due to one vacancy on the audit committee, then the Company will have until the earlier of its next annual shareholder meeting or one year from the occurrence of the event that caused the failure to comply with Rule 4350(d)(2)(A). The Company intends to elect an additional independent director to serve on its Board of Directors and Audit Committee within the cure period permitted by Nasdaq Rule 4350(d)(4)(B).
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
     The Board of Directors of the Company announced plans to separate the Chairman and Chief Executive Officer positions of the Company. The Board of Directors also accepted the resignation of Michael W. Myers from his positions as President and Chief Operating Officer of the Company effective immediately.
     The Board of Directors will conduct an executive search for an individual to serve as the Chief Executive Officer/President of the Company. Mr. Lattimore M. Michael, Chairman and Chief Executive Officer of the Company, will continue to serve as Chief Executive Officer until a new CEO/President is appointed by the Board of Directors. The Board of Directors expects that, after the appointment of a new CEO/President, Mr. Michael will continue to serve as Chairman of the Board but would not serve as an executive officer of the Company.
     In connection with the matters described above, the Board of Directors appointed Joseph L. Weiss to serve as Chief Operating Officer on an interim basis until a new CEO/President is retained. Mr. Weiss has served as a director of the Company since 1989 and is currently president of A. Weiss Company, a franchisee of the Company. From 1993 to 1999, Mr. Weiss was President and Chief Operating Officer of the Company. Because of his appointment as interim Chief Operating Officer, Mr. Weiss has resigned from his positions on the Board’s Audit Committee and Compensation Committee.
     The Company will pay Mr. Weiss $15,000 per month, plus reimbursement of expenses, during the term of his service as interim Chief Operating Officer. There is no arrangement or understanding between Mr. Weiss and any other person pursuant to which Mr. Weiss was selected to serve as interim Chief Operating Officer. There are no family relationships between Mr. Weiss and any director or executive officer of the Company. The Company is a party to a lease agreement with Batesville Back Yard Properties, LLC, an entity in which Mr. Weiss owns a minority equity interest, with respect to the lease of one Company-operated restaurant. There are no other transactions between Mr. Weiss and the Company reportable under Item 404(a) of Regulation S-K.
     The Company’s press release regarding these matters is attached hereto as Exhibit 99.1 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
     (c) Exhibits
The following exhibits are furnished herewith:

Exhibit
Number	Description
10.1	Separation Agreement and General Release dated February 27, 2006 by and between Michael W. Myers and Back Yard Burgers, Inc.

99.1	Press Release of the Company dated February 27, 2006

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: February 27, 2006

BACK YARD BURGERS, INC.
By:	/s/ Michael G. Webb
	Name:	Michael G. Webb
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description
10.1	Separation Agreement and General Release dated February 27, 2006 by and between Michael W. Myers and Back Yard Burgers, Inc.

99.1	Press Release of the Company dated February 27, 2006